Exhibit 10.1

RIVER ROCK ENTERTAINMENT AUTHORITY

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of the 13th day of April, 2006 (“Effective Date”) by and between the River Rock Entertainment Authority (“Authority”), a governmental instrumentality of the Dry Creek Rancheria Band of Porno Indians (“Tribe”), on behalf of its Tribal governmental gaming project, the River Rock Casino (“Casino”), and Shawn Smyth (“Employee”).

The parties hereto expressly intend that this Agreement describe Employee’s relationship as an employee of the Authority and not as a contractor, including but not limited to not being a contractor as that term is used in 25 USC § 2711 and 25 CFR § 502.15. The parties have reached the terms of this Agreement and purposefully drafted the provisions of this Agreement consistent with, and in furtherance of, this expressed intent.

1.                                      Employment. On and subject to the terms and conditions of this Agreement, the Authority hereby employs Employee, and Employee hereby accepts employment by the Authority, as its Chief Executive Officer (CEO) and as General Manager of the Casino. Employee shall report to, be accountable to and work under the authority of the Authority’s Board of Directors (the “Board”).

2.                                      Reporting and Duties. Employee shall report directly to the Board with respect to all operations and expenditures of the Authority and Casino and otherwise to the extent requested by the Board. Without limiting the foregoing, Employee shall perform such executive duties as are commonly attendant upon the office of a CEO and a casino general manager, and such further executive duties as may be specified from time to time by the Board, such as but not limited to:

(a)                                  Managing, directing and supervising the operations of the Casino, including all of its employees, and with the assistance of executive and management employees, and including all of its departments (such as but not limited to its gaming, regulatory compliance, food and beverage, transportation, parking, public relations, accounting, marketing, purchasing, and other departments);

(b)                                 Enforcing the River Rock Casino mission statement;

(c)                                  Providing leadership to all personnel of the Casino;

(d)                                 In collaboration with Human Resources Department, overall responsibility for the selection, hiring, assignment, re-assignment, disciplining and termination of all Casino and Authority employees (“Employees”), the implementation of personnel, wage and benefit policies approved by the Board for the Employees, and the implementation and enforcement of the Tribe’s TERO ordinance;

(e)                                  Developing short and long term goals and objectives for the Authority and Casino;

(f)                                    Preparing annual operating budgets and, subject to the approval of the Board, implementing such budgets;

(g)                                 Overseeing all marketing, promotional, advertising and public relations campaigns for the Authority and Casino;

(h)                                 Supervising and causing the preparation and presentation to the Board of periodic economic, financial, business, marketing, regulatory and other reports to the Board;

(i)                                     Assuring compliance by the Authority and the Casino with all applicable laws, including but not limited to compliance with federal securities law, Treasury Department tax reporting and withholding (including payroll and gambling tax), federal anti-money laundering statutes and regulations, Sarbannes – Oxley laws, Indian Gaming Regulatory statutes and regulations, the Johnson Act, the Tribal-State compact with California, the Tribal Gaming Ordinance, and all other applicable federal, state and tribal laws;

(j)                                     Responsibility for the overall ambience, maintenance and cleanliness of the Casino;

(k)                                  Optimizing Casino operational efficiency through, among other things, increasing cost effectiveness and ensuring that quality assurance programs are adopted and implemented;

(1)                                  Developing and implementing programs for hiring, training and advancing Tribal members for supervisory and management positions in accordance with the preference policies of the Tribe and the Casino;

(n)                                 Preparing, implementing and directing programs that assure that the Casino meets all federal, Tribal, Tribal Gaming Authority (“TGA”) and Compact requirements for internal controls, including establishment and enforcement of policies designed to maintain the integrity of the Casino and any other Tribal or Authority gaming operations to which Employee is assigned, for the protection of the Tribe, the Authority, the Board, the Casino, its customers and the public in accordance with law and standards in the industry; and

(p)                                 Attending all meetings and trainings as required by the Board.

3.                                      Term. The term of this Agreement (“Term”) shall commence on the Effective Date and shall end two (2) years after the Effective Date, unless terminated earlier by the parties as provided herein.

4.                                      Full-Time Service. Employee agrees that during the Term of this Agreement unless earlier terminated, he will commit his full time and energies to the duties imposed hereby and, further, agrees that during the term of this Agreement he will not (whether as an officer, director, member, employee, partner, proprietor, investor, security holder, lender, associate, consultant, adviser or otherwise) directly or indirectly, engage in the business of the Casino as a competitor or otherwise without the express prior written consent of the Board in its sole discretion.

5.                                       Compensation.

(a)                                  Employee will be paid a salary of Two Hundred Fifty Thousand Dollars ($250,000.00) per annum (“Compensation”), subject to applicable withholding taxes and required deductions.

(b)                                 Payments in discharge of the Compensation shall be made in 1/26 annual payments thereof every other workweek on the day established for payroll payments to other employees of the Casino.

(c)                                  Employee shall be eligible for an annual bonus of not more than twenty-five percent (25%), as determined by the Board in its sole discretion, based on the Compensation earned for the year in question, payable within 45 days after the Anniversary Date.

(d)                                 Employee will be entitled, on the same basis as other executive employees of the Casino, to participate in and receive benefits under the Casino’s benefit plans for executives, if any, as such plans may be modified from time to time, except that Employee will be entitled to seven (7) days of additional Personal Time Off (PTO) in excess of the Casino’s normal PTO policy.

(e)                                  The Employee shall be reimbursed all reasonable and necessary business expenses incurred on behalf of his employment during the performance of his duties under this Agreement, subject to the existing reimbursement policy established by the Casino. Such reimbursements shall be supported by adequate record-keeping and other requirements as may be necessary or appropriate to comply with the Internal Revenue Code.

(f)                                    Employee will have the right to be reimbursed for any legal fees incurred as the result of defending himself in any third party lawsuit arising out of Employee’s authorized services under this Agreement; provided that all such defenses shall be managed and controlled by the Authority and with counsel reasonably approved by Authority. Employee is and will continue to be covered under the Authority’s errors and omissions insurance as such insurance covers all members of the Board.

6.                                      Licensing Issues. Employee warrants and represents that he is eligible and suitable for a background clearance and license as being suitable for holding a key employee or manager’s position in a gaming establishment under Tribal, State and federal law. Employee agrees to timely apply for any license(s) and background investigations as may be required under applicable law and as may be necessary to enable him to engage in his employment hereunder. The Authority or the Casino shall pay all costs associated with such Licensing and backgrounding. Employee will maintain all gaming licenses and suitability determinations in good standing as a continuing condition of his employment under this Agreement, and shall notify the Tribal Gaming Commission (“TGA”) of any information that is material to, or a change from, any information sought or contained in his Tribal gaming license application or his suitability in general for a gaming license, and shall do so as soon as possible after such information is known to Employee.

7.                                      Termination.

(a)                                  Employee may be terminated prior to the end of the Term by the Authority under the following circumstances:

(i)                                     Upon termination, revocation or disapproval of any license or suitability determination required by law to be obtained by Employee in order to perform lawfully as an employee of any Tribal gaming activity, or if any event renders it unlawful for the Tribe or the Authority to continue to operate the Casino; or

(ii)                                  Employee shall commit an act constituting “Cause,” Cause being defined as (a) an act of intentional dishonesty against the Tribe, the Authority or the Casino; (b) conviction of any criminal charge involving moral turpitude; (c) the deliberate or intentional refusal by Employee (except by reason of disability) to perform his duties hereunder; (d) gross negligence in the performance of his duties hereunder; or, (e) failure to perform his duties in a manner consistent with his professional obligations after prior sufficient verbal and written warnings;

(iii)                               Employee shall die;

(iv)                              The Authority shall for any reason cease to operate the Casino;

(v)                                 Employee shall become unable to perform the duties and responsibilities set forth in this Agreement by reason of long-term physical or mental disability, defined as a period of disability that exceeds three (3) months; or

(vi)                              Either party shall give the other party hereto ninety (90) days’ written notice of Employee’s resignation or termination.

(b)                                 If Employee’s employment should be terminated under paragraphs 7 (a)(i), (a)(ii) or (a)(vi) above (provided that this subparagraph (b) shall only apply to paragraph 7(a)(vi) to the extent that Employee has resigned), then Authority shall within ten (10) days of such termination pay Employee the accrued Compensation to the date Employee is terminated, whereupon Authority shall have no further liability or obligation to Employee under this Agreement.

(c)                                  If Employee is terminated under paragraphs 7 (a)(iii), (a)(iv), (a)(v) or (a)(vi) (provided that this subparagraph (c) shall only apply to paragraph 7 (a)(vi) to the extent that Authority has terminated Employee), the Authority shall pay to the Employee on a pro-rata basis the Compensation for a period of three (3) months from the date of termination and he shall be eligible for all employee benefits during that three-month period, pro-rated to period. Employee shall be paid all amounts due him at the time of termination when they would otherwise be paid, including the pro rata share of the bonus for the year in which the termination occurred.

(d)                                 Upon the payment of all or any part of the compensation provided for in this paragraph 7, or its mitigation under this paragraph, the Authority will have no further liability or obligation to Employee under this Agreement or arising from the employment relationship except that obligation provided for in this paragraph 7.

(e)                                  Employee will be liable in damages for all losses incurred by Authority if he is terminated for cause or if Employee terminates his employment for any reason not authorized herein, with the exception of termination by written notice agreed to by both parties. Any such termination of or by Employee will constitute a waiver by Employee of all claims against the Authority and the Casino except for the accrued Compensation to the date of his termination as provided for in this Section 7, and subject to any amounts due from Employee.

8.                                      Confidentiality of Proprietary Information. Any information acquired by Employee while employed under this Agreement in any way connected with the Tribe, its officers and members, the Authority, its officers, the TGA, or the Casino or any other Tribal or Authority gaming operation, related to employee lists, patron lists, marketing plans, operating procedures, surveillance and security equipment, policies, procedures or personnel, Tribal deliberations, plans or decisions (by any Tribal body) and other information proprietary to the Tribe, the Authority, the TGA, or the Casino, and such information is hereby acknowledged by Employee to be confidential information belonging to one or more of such entities, and Employee shall not disclose such information without the express written authorization of the Board except in the ordinary course of the business of the Casino. Employee shall, upon termination of this Agreement for reason whatsoever, turn over to the Board any and all copies he may have of employee lists, patron lists, marketing programs, operating procedures and other information proprietary to the Tribe, the Authority, the TGA or the Casino. Employee acknowledges that employee lists, patron lists, marketing programs, operating procedures and other information proprietary to the Tribe, the Authority or the Casino are confidential and proprietary information of one or more of such entities and the Tribe, the Authority, the TGA, or the Casino, or any of them, may exercise any and all remedies available at law or in equity to enforce this Agreement with respect to non-disclosure of any such proprietary information. Particularly, the parties agree that, because of the nature of the subject matter of this paragraph 8, in event of a threat or danger of disclosure of such information, it could be extremely difficult to determine the actual damages suffered or to be suffered by breach of this Section 8 or to fully repair the harm done by such action. Accordingly, Authority shall be entitled to injunctive relief (both temporary and permanent), it being acknowledged and agreed that any such actual or threatened breach will cause irreparable injury and that money damages alone will not provide an adequate remedy. Notwithstanding the foregoing, Tribe, Authority and Casino or any of them as may be appropriate shall be entitled to money damages for any loss suffered or to be suffered as a consequence of Employee’s breach of this Agreement. The parties acknowledge that this provision shall survive the termination of this Agreement. Notwithstanding anything herein to the contrary, Employee acknowledges and agrees that information regarding the internal operations, actions, plans, statements (other than public statements), public information, or activities of the Tribe, the Authority, the TGA, the Casino, the Board, the Tribal Board of Directors, or the Tribal Council, or any of their officers, employees, members or representatives, are included within the meaning of confidential or proprietary information herein and shall be protected as such.

9.                                      Assignment. This Agreement may be assigned by the Authority, on behalf of itself or the Casino, to any entity formed by the Tribe or the Authority for the express purpose of operating a casino and any related economic development activities. This Agreement contemplates the personal services of Employee and neither this Agreement nor any of the rights herein granted to Employee or the duties assumed by him hereunder may be assigned by him.

10.                               Miscellaneous.

(a)                                  Employee warrants and represents that there are no restrictions to which he is subject or agreements to which he is a party that would be violated by his execution of this Agreement and his employment hereunder.

(b)                                 Employee warrants and represents that he is familiar with the licensing and suitability standards generally in the gaming industry in the United States and specifically win respect to the Tribe, the Authority, the TGA, the Casino and the State of California, and is unaware of any information that is likely to cause doubt about his suitability for a gaming license or cause him to be rejected as a candidate for a gaming license or a positive suitability determination.

(c)                                  This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the Dry Creek Rancheria and the State of California.

(d)                                 No amendment to this Agreement or any attempted waiver of a provision of this Agreement shall be effective unless in writing and signed by the parties to this Agreement.

(e)                                  Any controversy that arises out of this Agreement shall be determined in accordance with the laws of the Tribe and the State of California. In no event shall any liability of the Tribe, the Authority, TGA or the Casino or any of them, exceed an amount equal in total to three (3) months of the Compensation for a one year period.

The Parties have executed this Agreement on April 17, 2006, as of the Effective Date hereof.

RIVER ROCK ENTERTAINMENT AUTHORITY, a government Instrumentality of the DRY CREEK RANCHERIA BAND OF POMO INDIANS, a federally recognized Indian tribe, on behalf of its governmental economic development project, the RIVER ROCK CASINO,

By:	/s/ Harvey Hopkins
HARVEY HOPKINS, Its Chairman

EMPLOYEE

/s/ Shawn Smyth
SHAWN SMYTH